Exhibit 99.1
Repros’ Proellex® Safety Data Presented At The 13th World Congress of
Gynecological Endocrinology. Studies Support A Safe and Effective Medical Treatment of
Endometriosis and Uterine Fibroids
THE WOODLANDS, Texas, March 7, 2008 — Repros Therapeutics Inc. (NasdaqGM:RPRX) participated in the International Society of Gynecological Endocrinology (ISGI) Congress in Florence, Italy. At the symposium on “The Effects of Progesterone Receptor Modulators in Female Reproductive Health with Emphasis on the Endometrium”, chaired by Professor Irving Spitz and Dr. Regine Sitruk Ware, the clinical efficacy and integrated safety data as well as important new histology information derived from endometrial biopsies from the recently completed endometriosis and uterine fibroid studies were presented. Dr. Andre van As, Repros’ Chief Medical Officer, presented the clinical data and Dr. George Mutter (Associate Professor of Pathology, Harvard Medical School, Department of Pathology Brigham and Women’s Hospital) presented the histological findings from the endometrial biopsies in detail. The data presented at the Congress came from the clinical studies reported preliminarily in April and June 2007. The preliminary histology results were reported on July 25, 2007. The relevance of the findings presented at the Florence meeting and their impact on the future clinical development of Proellex® is summarized below.
Clinical Findings Presented by Dr. van As at the Florence Meeting
Dr. Andre van As described the unequivocal efficacy of Proellex® as demonstrated by the reduction of pain associated with endometriosis and reduction of bleeding and improvement of Health Related Quality of Life in uterine fibroids. He pointed out however, that in order for Proellex® to be a successful and practical medical treatment, an administration regimen was needed to manage the occurrence of endometrial thickening, the risk of endometrial bleeding and the benign but disordered endometrial histological changes that can occur with drugs that are in the class of Progesterone Receptor Modulators (PRMs). A treatment regimen of cyclical administration interrupted by an off drug interval every four months has been adopted as a result of a better understanding of the clinical and histological effects of Proellex® on the endometrium. This treatment regimen will be used in all Phase 3 clinical trials.
The clinical data showed that progressive endometrial thickening as measured by ultrasound occurs with all three doses of Proellex® that have been used in clinical trials to date. The endometrial thickening was most prominent with the 12.5 mg dose and less so with the 25 and 50 mg doses. While the change in mean endometrial thickness from baseline was minor at month 3 for all dose groups, at the 6 month time point the 12.5 mg dose resulted in a statistically significant increase of 10.9 mm (p 0.016) in endometrial thickness from baseline while the 25 and 50 mg doses showed a statistically insignificant change of 9.8 and 3.9 mm respectively. Four subjects who experienced significant bleeding in the endometriosis study all had an endometrial thickness of more than 20 mm and had been on treatment for 5 months or longer. None of the subjects in the 3 month uterine fibroid study receiving 12.5 or 25 mg had a significant bleeding episode and their mean endometrial thickness measurements were less than 20 mm. These data suggest that the risk of bleeding is related to both duration of therapy longer than 5 months, and an endometrial thickness of more than 20 mm.
Pathology Panel Findings Presented by Dr. Mutter at the Florence Meeting
Dr. Mutter presented the data from technically adequate endometrial biopsies taken from 27 women with endometriosis exposed to 12.5, 25, or 50 mg Proellex® for six months and 31 women with uterine fibroids exposed to 12.5, or 25 mg Proellex® for three months. Specimens were evaluated in a treatment blinded fashion by Drs. Mutter, Richard Zaino (Department of Pathology, Hershey Medical Center and

Penn State University) and Olga Ioffe (Department of Pathology, University of Maryland School of Medicine) utilizing the WHO diagnostic schema1. A consensus primary end point result was determined for each specimen by majority (two or more of three pathologists agree), or in the event of all pathologists disagreeing the “worst” diagnosis of the three was assigned. Additional findings were recorded using a structured data collection instrument. All raw data was provided by Repros to the reviewing pathologists, who undertook an analysis independent of Repros that was the basis for their conclusions presented in Florence. This encompassed descriptive summation of the blinded data in addition to impressions from slide re-review after unblinding.
The results from the WHO interpretations showed a consensus primary diagnosis in all Proellex® treated subjects of benign endometrium, without any hyperplasias, endometrial intraepithelial neoplasia, or carcinomas. The results for the primary diagnosis were no different between the subjects with endometriosis or uterine fibroids or the subjects exposed for three or six months or among the three different doses.
Additional secondary findings within the “benign” category were noted, the most prominent being the presence of cystic dilatation of glands similar to the histological pattern recently described for women treated with other Progesterone Receptor Modulators (PRMs) such as asoprisnil, mifepristone and CBD 2914 (VA2914).2,3,4 The glandular epithelium within these cysts varied in appearance, but contained non-physiologic combinations of poorly developed secretory activity, dying cells (apoptotic bodies) and rare mitoses. Other cystic glands were lined by inactive epithelium. Rare glandular mitoses seen at low Proellex® doses disappeared at 50 mg, suggesting an antiproliferative benefit with increasing dose. This constellation of cysts and epithelial findings are novel and fall within the spectrum of progesterone receptor modulator associated endometrial changes (“PAEC”) recently described for other compounds in this class5. Proellex® did not induce, however, the blood vessel wall thickening and latticed capillary patterns seen with some other progesterone receptor modulators.
Dr. Mutter also described an important new observation across all treatment doses, of a positive correlation between increased endometrial thickness as measured by ultrasound and the diagnosis of cystic glands by the reviewing pathologists. This association of endometrial thickness with histologic cysts, which becomes stronger with increasing duration of therapy, suggests that the thickening of the endometrium is due to the development of glandular dilatation.
Repros Therapeutics Comments on Data Presented at the Florence Meeting
Dr. Andre van As, Chief Medical Officer of Repros, commented “The histology results described by Dr. Mutter identify that the principal cause of endometrial thickening is the development of cystic dilatation of the endometrial glands with Poellex® exposure. There was a clear trend in the 12.5 mg group for increasing thickness and more cysts between 3 and 6 month time points, but the number of available samples was inadequate to precisely define the tempo of cyst acquisition at the higher doses. Taking the observation of the time dependence of endometrial thickening, together with the fact that all of the instances of serious endometrial bleeding occurred after 5 months of treatment, we are confident that our recently developed dosing regimen of sequential four month treatment cycles each followed by an ‘off drug interval’, in order to refresh the endometrium, will allow Proellex® to be used in a safe and practical manner for longer term treatment exposures. Repros will continue to perform endometrial biopsies in all of their future studies with Proellex® to further extend the understanding and significance of the histological changes observed in longer term exposure to this compound.”
Joseph Podolski, President and CEO of Repros, added, “ We are pleased to note that there is good objective support, from both the clinical and histological data, for a treatment regimen of four month cycles interrupted by off drug intervals to enhance the safety of Proellex® in the long term management of both endometriosis and uterine fibroids. These data also support the selection of the doses of 25 and

50 mg in our Phase 3 trials. Both of these conditions represent an important unmet need in the arena of woman’s health, and we believe that Proellex® will be a significant advance in the medical approach of the long-term treatment and management of these difficult to treat conditions.”
References quoted in text above:
1.	Silverberg SG, Mutter GL, Kurman RJ, Kubik-Huch RA, Nogales F, Tavassoli FA. Tumors of the uterine corpus: epithelial tumors and related lesions. In: Tavassoli FA, Stratton MR, editors. WHO Classification of Tumors: Pathology and Genetics of Tumors of the Breast and Female Genital Organs. Lyon, France: IARC Press, 2003: 221-232.

2.	A.R.W.Williams, H.O.D.Critchley, J.Osei, S.Ingamells, I.T.Cameron, C.Han and K.Chwalisz. The effects of the selective progesterone receptor modulator asoprisnil on the morphology of uterine tissues after 3 months treatment in patients with symptomatic uterine leiomyomata. 2007 Human Reproduction Vol. 22, No. 6 pp. 1696—1704, 2007

3.	Nathalie Chabbert-Buffet MD PhD, Axelle Pintiaux-Kairis MD, Philippe Bouchard MD. Effects of the progesterone receptor modulator VA2914 in a continuous low dose on the hypothalamic-pituitary-ovarian axis and endometrium in normal women: a prospective, randomized, placebo controlled trial. J Clin Endocrin Metab. 92(9):3582-9, 2007.

4.	A Brown, L Cheng, S Lin, D T Baird. Daily Low-Dose Mifepristone Has Contraceptive Potential by Suppressing Ovulation and Menstruation: A Double-Blind Randomized Control Trial of 2 and 5 mg per Day for 120 Days. 2002: J Clin Endocrinol Metab, January 2002, 87(1):63—70

5.	George L Mutter, Christine Bergeron, Liane Deligdisch, Alex Ferenczy, Mick Glant, Maria Merino, Alistair RW Williams and Diana L Blithe. The spectrum of endometrial pathology, induced by progesterone receptor modulators. Modern Pathology , ePub ahead of print, Feb 1, 2008.
     About Repros Therapeutics Inc.
     Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs. We have a proven track-record of efficient and rapid advancement of our therapeutic candidates through clinical development.
     Our lead drug, Proellex®, is a selective blocker of the progesterone receptor and is targeted for the treatment of uterine fibroids, endometriosis and uterine fibroid induced anemia. We expect to initiate registration Phase 3 trials in the first quarter of 2008 with Proellex® for the short-term treatment of uterine fibroid induced anemia and for the chronic treatment of uterine fibroids. Uterine fibroids, endometriosis and uterine fibroid induced anemia affect a significant number of women of childbearing age in the developed world. There is no currently-approved effective long-term drug treatment for uterine fibroids or endometriosis. In the United States alone, 300,000 women per year undergo a hysterectomy as a result of severe uterine fibroids. We have estimated the market opportunity addressed by Proellex® to be in excess of $3 billion annually.
     Our second drug, Androxal®, is a single isomer of clomiphene citrate. Androxal restores normal pituitary response in men resulting in normalization of testosterone and luteinizing hormone (“LH”) levels. Androxal is entering two Phase 2b clinical trials in Q2, 2008. One of these trials will be in men with adult-onset idiopathic hypogonadism (“AIHH”) with concomitant glycemic and lipid elevations (“Metabolic Syndrome”). Recent published studies in older men show a link of low testosterone with higher incidences of Metabolic Syndrome, diabetes and mortality rates. Based on a retrospective review of a recently completed six-month clinical trial of Androxal, our findings showed that Androxal therapy resulted in a significant reduction in mean glucose levels in men with a body mass index (BMI) >26 and glucose levels >99, an outcome not seen in the placebo or Androgel arms of this study. The second Phase 2b Androxal trial to begin in 2008 will be in men of reproductive age with low testosterone levels who want to improve or maintain fertility/sperm status. We believe Androxal will be superior to the existing drugs used to normalize testosterone as only Androxal has the property of restoring both LH and follicle stimulating hormone (FSH) levels. FSH is the pituitary hormone that stimulates testicular sperm production. It is estimated that 13 million men in the United States are testosterone deficient.
Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros’ ability to have success in the clinical development of its technologies, the timing of enrollment and release of data in such clinical studies and the accuracy of such studies, limited patient populations of clinical studies to date and the possibility that final data may not be consistent with interim data, Repros’ ability to raise additional capital in a timely manner and on acceptable terms or at all and such other risks which are identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and Repros’ Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2007, as they may be updated by the Company’s Exchange Act filings from time to time. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
     For more information, please visit the Company’s website at http://www.reprosrx.com.

Contact:	Joseph S. Podolski President & CEO (281) 719-3447